Exhibit 23.3
Consent of Ernst & Young LLP, Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3, Registration No. 333-147608) and related Prospectus of NaviSite, Inc. for the registration of 3,187,500 of Series A Convertible Preferred Stock and 4,040,203 shares of its common stock, and to the incorporation by reference therein of our report dated June 4, 2007, with respect to the consolidated financial statements of NetASPx, Inc. for the years ended December 31, 2006 and 2005, included in the Current Report on Form 8-K/A of NaviSite Inc. filed with the Securities and Exchange Commission on November 28, 2007.

/s/ Ernst & Young LLP

McLean, Virginia
February 15, 2008